Exhibit 99.1

ROYAL CARIBBEAN GROUP REPORTS THIRD QUARTER RESULTS AND INCREASES FULL YEAR GUIDANCE
Robust demand for its vacation experiences drives strong results and improved outlook

Announces major strategic initiatives to continue expansion of the company's private destination footprint

MIAMI – October 29, 2024 – Royal Caribbean Group (NYSE: RCL) today reported third quarter Earnings per Share ("EPS") of $4.21 and Adjusted EPS of $5.20. These results were better than the company's guidance due to stronger pricing on close-in demand, continued strength in onboard revenue and lower costs due to timing. Additionally, balance sheet actions taken in the third quarter resulted in lower interest expense and the company's return to its pre-Covid unsecured balance sheet.

The company is increasing its full year 2024 Adjusted EPS guidance to $11.57 - $11.62. The increase in earnings expectations is driven by the strong revenue performance in the third quarter and an increase in pricing expectations for the fourth quarter. The fourth quarter Adjusted EPS guidance of $1.40 - $1.45 includes $0.24 of headwinds – one third is related to Hurricane Milton, with the remainder driven by the timing of costs shifting from the third quarter, and higher non-cash stock compensation.

“Our exceptional third quarter results and increased full year expectations reflect the robust demand for our differentiated vacation experiences," said Jason Liberty, president and CEO, Royal Caribbean Group. "We see elevated demand patterns continuing as we build the business for 2025, and although the yield comparable will be a high bar, our proven formula of moderate capacity growth, moderate yield growth and strong cost discipline is expected to continue to deliver strong financial results. While we are still very early in the planning process, we anticipate earnings per share in 2025 to start with a $14 handle."

Third Quarter 2024:
•Load factor in the third quarter was 111%.
•Gross Margin Yields were up 13.4% as-reported. Net Yields were up 7.9% in Constant Currency and as-reported.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 1.3% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 4.0% in Constant-Currency and as-reported.
•Total revenues were $4.9 billion, Net Income was $1.1 billion or $4.21 per share, Adjusted Net Income was $1.4 billion or $5.20 per share, and Adjusted EBITDA was $2.1 billion.

Full Year 2024 Outlook:
•Net Yields are expected to increase 10.8% to 11.3% in Constant Currency (10.9% to 11.4% as-reported).
•NCC, excluding Fuel, per APCD is expected to increase approximately 6.2% to 6.7% in Constant Currency and as-reported. The increase in costs, compared to prior guidance, is driven by higher stock-based compensation.
•Adjusted EPS is expected to grow 71% year-over-year and be in the range of $11.57 to $11.62.

Third Quarter 2024 Results
Net Income for the third quarter of 2024 was $1.1 billion or $4.21 per share compared to Net Income of $1.0 billion or $3.65 per share for the same period in the prior year. Adjusted Net Income was $1.4 billion or $5.20 per share for the third quarter of 2024 compared to Adjusted Net Income of $1.1 billion or $3.85 per share for the same period in the prior year. The company also reported total revenues of $4.9 billion and Adjusted EBITDA of $2.1 billion.

Gross Margin Yields increased 13.4% as-reported, and Net Yields increased 7.9% in Constant Currency (and as-reported), when compared to the third quarter of 2023. Load factor for the quarter was 111%. Net Yield growth exceeded the company's guidance mainly due to higher pricing across key products, with particular strength for European and Alaskan itineraries, and better onboard revenue.

Gross Cruise Costs per APCD increased 1.3% as-reported, compared to the third quarter of 2023. NCC, excluding Fuel, per APCD increased 4.0% in Constant Currency (and as-reported), when compared to the third quarter of 2023, and includes the benefit of costs that are shifting to the fourth quarter.

Royal Caribbean Group continues to deliver the best vacation experience through innovative new ships and exciting private destinations. This quarter, the Company announced its plans to expand its private destinations portfolio with Perfect Day Mexico, expected to open in 2027. The company also announced Silversea’s new 150-room hotel in Puerto Williams, Chile to provide a further-elevated and seamless guest experience for its Antarctica expeditions, expected to open in 2025. These new experiences are in addition to the Royal Beach Club Paradise Island, expected to open in 2025, and Royal Beach Club Cozumel expected to open in 2026.

“We wake up every day obsessively focused on our mission of delivering a lifetime of the very best vacation experiences to our guests. In pursuit of that mission, we are very excited to further broaden our Perfect Day Collection with Perfect Day Mexico and to develop the Southernmost hotel on Earth," said Jason Liberty, president and CEO, Royal Caribbean Group. “Together with the expansion of our Icon Class, we look to continue to change the game and position ourselves to win a greater share of the $1.9 trillion vacation industry.”

Update on Bookings and Onboard Revenue
The demand and pricing environment accelerated since the last earnings call, exceeding 2023 levels. Closer-in demand for 2024 sailings exceeded expectations, contributing to higher load factors at higher prices and higher onboard revenue for the third quarter.

Consumer spending onboard, as well as pre-cruise purchases, continue to significantly exceed 2023 levels driven by greater participation at higher prices.

The market response to the company's new ships, existing hardware, and private destinations, has been excellent and accelerating – further positioning the company for yield growth in 2025. Demand for 2025 is strong with booked load factors in line with prior years and at higher rates, allowing for further pricing and yield growth as 2025 bookings continue to ramp up.

"The performance of our business continues to be robust, driven by strong demand and excellent operational execution," said Naftali Holtz, chief financial officer, Royal Caribbean Group. "Our strong booked position is exactly where we want to be to further optimize our yield profile and deliver on our formula of success – moderate capacity growth, moderate yield growth and strong cost discipline – positioning us to continue to deliver margin expansion and strong financial returns."
Fourth Quarter 2024
Net Yields are expected to increase 5.1% to 5.6% in Constant Currency and 5.3% to 5.8% as-reported as compared to the same period in the prior year. The expected growth in yield is driven by strong demand for Caribbean itineraries and continued strength in onboard revenue. Net Yield expectations in the fourth quarter include approximately 40bps of negative impact from Hurricane Milton. The expected yield growth in the fourth quarter is on top of 17.9% growth in Net Yields in Constant Currency in the fourth quarter of 2023 as compared to the same period in 2019.

NCC, excluding Fuel, per APCD, is expected to increase 11.6% to 12.1% in Constant Currency and 11.7% to 12.2% as-reported as compared to the same period in the prior year. The year-over-year increase is predominately driven by an increase in drydock days, non-cash stock compensation, and shifting of costs from the third quarter.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $1.40 to $1.45.

Fuel Expense
Bunker pricing, net of hedging, for the third quarter was $684 per metric ton and consumption was 424,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $285 million of fuel expense in its fourth quarter guidance at a forecasted consumption of 433,000 metric tons, which is 61% hedged via swaps. Forecasted consumption is 61%, 60%, 44%, and 10% hedged via swaps for 2024, 2025, 2026, and 2027, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $518, $487, $469, and $426 for 2024, 2025, 2026, and 2027, respectively.

The company provided the following guidance for the fourth quarter and full year 2024:

FUEL STATISTICS	Fourth Quarter 2024	Full Year 2024
Fuel Consumption (metric tons)	433,000	1,704,000
Fuel Expenses	$285 million	$1,161 million
Percent Hedged (fwd. consumption)	61%	61%

GUIDANCE	As-Reported	Constant Currency
Fourth Quarter 2024
Net Yields vs. 2023	5.3% to 5.8%	5.1% to 5.6%
Net Cruise Costs per APCD vs. 2023	7.8% to 8.3%	7.7% to 8.2%
Net Cruise Costs per APCD ex. Fuel vs. 2023	11.7% to 12.2%	11.6% to 12.1%
Full Year 2024
Net Yields vs. 2023	10.9% to 11.4%	10.8% to 11.3%
Net Cruise Costs per APCD vs. 2023	4.0% to 4.5%	4.0% to 4.5%
Net Cruise Costs per APCD ex. Fuel vs. 2023	6.2% to 6.7%	6.2% to 6.7%

GUIDANCE	Fourth Quarter 2024	Full Year 2024
APCDs	12.8 million	50.6 million
Capacity change vs. 2023	6.6%	7.8%
Depreciation and amortization	$410 to $420 million	$1,590 to $1,600 million
Net Interest, excluding loss on extinguishment of debt	$250 to $260 million	$1,105 to $1,115 million
Adjusted EPS	$1.40 to $1.45	$11.57 to $11.62

SENSITIVITY	Fourth Quarter 2024	Full Year 2024
1% Change in Net Yields	$29 million	$120 million
1% Change in NCC excluding Fuel	$16 million	$60 million
	Fourth Quarter 2024	Remainder of Year 2024
1% Change in Currency	$4 million	$4 million
10% Change in Fuel prices	$14 million	$14 million
100 basis pt. Change in SOFR	$1 million	$1 million

Exchange rates used in guidance calculations
GBP	$1.31
AUD	$0.68
CAD	$0.73
EUR	$1.09

Liquidity and Financing Arrangements
As of September 30, 2024, the company’s liquidity position was $3.9 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the quarter, the company achieved a fully unsecured balance sheet through the execution of several refinancing transactions. In August, the company refinanced its $1 billion 8.25% secured notes and $1 billion 9.25% priority guaranteed notes by issuing $2 billion of 6.00% unsecured notes due in 2033. In September, the company refinanced its $700 million 7.25% priority guaranteed notes and other high-cost indebtedness by issuing $1.5 billion 5.625% unsecured notes due in 2031. With these transactions, the company eliminated all security and guarantees from its debt and returned to a fully unsecured capital structure, consistent with its goal of investment grade balance sheet metrics.

Also during the quarter, the company exchanged $827 million in aggregate principal amount of its 6.00% convertible senior notes due 2025 for 11.4 million shares and $827 million in cash. Through this transaction, the company reduced outstanding shares and share equivalents on a fully diluted basis by 5.1 million shares.

“This quarter, we achieved an important milestone of returning to a fully unsecured capital structure while also reducing cost of capital and recapturing a portion of our Covid-era share dilution,” added Holtz. “Our strong balance sheet position allows us to further support our growth ambitions and expand capital allocation, while delivering strong cash flow and maintaining investment grade balance sheet metrics."

The company noted that as of September 30, 2024, the scheduled debt maturities for the remainder of 2024, 2025, 2026, and 2027 were $0.7 billion, $1.6 billion, $2.9 billion and $2.6 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2024 are expected to be approximately $3.4 billion, based on current foreign exchange rates, and are predominantly related to the new ship order book. Non-new ship related capital expenditures are expected to be $0.7 billion.

Capacity changes for 2024, 2025, 2026, and 2027 are expected to be 8%, 5%, 7%, and 5%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics
Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other expense (income); (ii) gain on sale of controlling interest; (iii) equity investment impairment and recovery losses; (iv) restructuring charges and other initiative expenses, and (v) impairment and credit losses (recoveries).

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense; (ii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition; (iii) gain on sale of controlling interest; (iv) tax on the sale of PortMiami noncontrolling interest; (v) Silver Whisper deferred tax liability release; (vi) restructuring charges and other initiative expenses; (vii) equity investment impairment and recovery losses; and (viii) impairment and credit losses (recoveries).

Available Passenger Cruise Days ("APCD") is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents of Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; (ii) impairment and credit losses (recoveries); and (iii) restructuring and other initiative expenses.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 68 ships across its five brands traveling to approximately 1,000 destinations. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean International, Celebrity Cruises, and Silversea; and expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns 50% of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2024 and beyond; demand for our brands; future capital expenditures; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” "committed," “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” "position," “project,”

“seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; the uncertainties of conducting business globally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; vacation industry competition and increase in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, climate events and/or natural disasters on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Passenger ticket revenues	$3,471	$2,941	$8,900	$7,282
Onboard and other revenues	1,415	1,219	3,824	3,287
Total revenues	4,886	4,160	12,724	10,569
Cruise operating expenses:
Commissions, transportation and other	688	632	1,758	1,551
Onboard and other	289	261	726	640
Payroll and related	328	294	959	888
Food	251	212	697	614
Fuel	290	272	876	850
Other operating	545	466	1,584	1,342
Total cruise operating expenses	2,391	2,137	6,600	5,885
Marketing, selling and administrative expenses	451	393	1,452	1,289
Depreciation and amortization expenses	410	365	1,190	1,087
Operating Income	1,634	1,265	3,482	2,308
Other income (expense):
Interest income	4	7	13	32
Interest expense, net of interest capitalized	(603)	(340)	(1,324)	(1,055)
Equity investment income	106	87	203	149
Other expense	(26)	(8)	(37)	(9)
	(519)	(254)	(1,145)	(883)
Net Income	1,115	1,011	2,337	1,425
Less: Net Income attributable to noncontrolling interest	4	2	12	5
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,111	$1,009	$2,325	$1,420
Earnings per Share:
Basic	$4.22	$3.94	$8.98	$5.55
Diluted	$4.21	$3.65	$8.91	$5.24
Weighted-Average Shares Outstanding:
Basic	263	256	259	256
Diluted	264	282	280	284

Comprehensive Income (Loss)
Net Income	$1,115	$1,011	$2,337	$1,425
Other comprehensive income (loss):
Foreign currency translation adjustments	(10)	11	—	2
Change in defined benefit plans	6	5	3	4
(Loss) gain on cash flow derivative hedges	(95)	20	(82)	(7)
Total other comprehensive (loss) income	(99)	36	(79)	(1)
Comprehensive Income	1,016	1,047	2,258	1,424
Less: Comprehensive Income attributable to noncontrolling interest	4	2	12	5
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,012	$1,045	$2,246	$1,419

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Passengers Carried	2,310,220	1,999,764	6,404,844	5,706,843
Passenger Cruise Days	14,785,828	13,172,002	41,165,985	36,944,034
APCD	13,316,981	12,011,593	37,836,007	34,953,919
Occupancy	111.0%	109.7%	108.8%	105.7%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$418	$497
Trade and other receivables, net of allowances of $8 and $7 at September 30, 2024 and December 31, 2023, respectively	441	405
Inventories	265	248
Prepaid expenses and other assets	667	617
Derivative financial instruments	40	25
Total current assets	1,831	1,792
Property and equipment, net	31,706	30,114
Operating lease right-of-use assets	649	611
Goodwill	809	809
Other assets, net of allowances of $42 and $43 at September 30, 2024 and December 31, 2023, respectively	2,072	1,805
Total assets	$37,067	$35,131
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,868	$1,720
Current portion of operating lease liabilities	68	65
Accounts payable	851	792
Accrued expenses and other liabilities	1,476	1,478
Derivative financial instruments	44	35
Customer deposits	5,324	5,311
Total current liabilities	9,631	9,401
Long-term debt	18,972	19,732
Long-term operating lease liabilities	648	613
Other long-term liabilities	592	486
Total liabilities	29,843	30,232

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 297,343,264 and 284,672,386 shares issued, September 30, 2024 and December 31, 2023, respectively)	3	3
Paid-in capital	7,669	7,474
Retained earnings (accumulated deficit)	2,207	(10)
Accumulated other comprehensive loss	(753)	(674)
Treasury stock (28,468,430 and 28,248,125 common shares at cost, September 30, 2024 and December 31, 2023, respectively)	(2,081)	(2,069)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	7,045	4,724
Noncontrolling Interests	179	175
Total shareholders’ equity	7,224	4,899
Total liabilities and shareholders’ equity	$37,067	$35,131

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net Income	$2,337	$1,425
Adjustments:
Depreciation and amortization	1,190	1,087
Net deferred income tax expense (benefit)	15	(3)
Loss on derivative instruments not designated as hedges	8	31
Share-based compensation expense	109	79
Equity investment income	(203)	(149)
Amortization of debt issuance costs, discounts and premiums	76	84
Loss on extinguishment of debt and inducement expense	456	81
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(13)	131
Increase in inventories, net	(17)	(18)
Increase in prepaid expenses and other assets	(110)	(44)
Increase in accounts payable trade	53	62
Decrease in accrued expenses and other liabilities	(142)	(245)
Increase in customer deposits	13	864
Other, net	26	(24)
Net cash provided by operating activities	3,798	3,361
Investing Activities
Purchases of property and equipment	(2,716)	(1,329)
Cash received on settlement of derivative financial instruments	14	23
Cash paid on settlement of derivative financial instruments	(61)	(66)
Investments in and loans to unconsolidated affiliates	(47)	(22)
Cash received on loans from unconsolidated affiliates	13	36
Other, net	(8)	9
Net cash used in investing activities	(2,805)	(1,349)
Financing Activities
Debt proceeds	9,358	1,808
Debt issuance costs	(120)	(56)
Repayments of debt	(9,969)	(5,255)
Premium on repayment of debt	(290)	(51)
Proceeds from sale of noncontrolling interest	—	209
Other, net	(49)	(1)
Net cash used in financing activities	(1,070)	(3,346)
Effect of exchange rate changes on cash and cash equivalents	(2)	(1)
Net decrease in cash and cash equivalents	(79)	(1,335)
Cash and cash equivalents at beginning of period	497	1,935
Cash and cash equivalents at end of period	$418	$600

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2024	2023
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$998	$1,064
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$52	$24
Non-cash Financing Activity
Non-cash inducement on convertible notes exchange	$104	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Reported Adjusted Gross Margin, Yields and per PCD amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total revenue	$4,886	$4,885	$4,160	$12,724	$12,724	$10,569
Less:
Cruise operating expenses	2,391	2,391	2,137	6,600	6,602	5,885
Depreciation and amortization expenses	410	410	365	1,190	1,190	1,087
Gross Margin	2,085	2,084	1,658	4,934	4,932	3,597
Add:
Payroll and related	328	328	294	959	959	888
Food	251	250	212	697	697	614
Fuel	290	290	272	876	876	850
Other operating	545	546	466	1,584	1,585	1,342
Depreciation and amortization expenses	410	410	365	1,190	1,190	1,087
Adjusted Gross Margin	$3,909	$3,908	$3,267	$10,240	$10,239	$8,378

APCD	13,316,981	13,316,981	12,011,593	37,836,007	37,836,007	34,953,919
Passenger Cruise Days	14,785,828	14,785,828	13,172,002	41,165,985	41,165,985	36,944,034
Gross Margin Yields	$156.52	$156.54	$138.04	$130.39	$130.36	$102.91
Net Yields	$293.46	$293.44	$272.00	$270.63	$270.60	$239.67
Adjusted Gross Margin per PCD	$264.30	$264.29	$248.04	$248.74	$248.71	$226.76

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Reported Gross Cruise Costs, Net Cruise Costs, Net Cruise Costs excluding Fuel, and per APCD amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total cruise operating expenses	$2,391	$2,391	$2,137	$6,600	$6,602	$5,885
Marketing, selling and administrative expenses	451	450	393	1,452	1,452	1,289
Gross Cruise Costs	2,842	2,841	2,530	8,052	8,054	7,174
Less:
Commissions, transportation and other	688	688	632	1,758	1,758	1,551
Onboard and other	289	289	261	726	727	640
Net Cruise Costs Including Other Costs	1,865	1,864	1,637	5,568	5,569	4,983
Less:
Gain on sale of controlling interest (1)	—	—	—	—	—	(3)
Impairment and credit losses (recoveries) (2)	—	—	—	6	6	(7)
Restructuring charges and other initiative expenses	2	2	—	5	5	5
Net Cruise Costs	1,863	1,862	1,637	5,557	5,558	4,988
Less:
Fuel	290	290	272	876	876	850
Net Cruise Costs Excluding Fuel	$1,573	$1,572	$1,365	$4,681	$4,682	$4,138

APCD	13,316,981	13,316,981	12,011,593	37,836,007	37,836,007	34,953,919
Gross Cruise Costs per APCD	$213.42	$213.35	$210.62	$212.82	$212.85	$205.22
Net Cruise Costs per APCD	$139.87	$139.82	$136.25	$146.88	$146.89	$142.67
Net Cruise Costs Excluding Fuel per APCD	$118.12	$118.06	$113.57	$123.73	$123.74	$118.36
(1) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Reported EBITDA, Adjusted EBITDA, and per APCD and Margin amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,111	$1,009	$2,325	$1,420
Interest income	(4)	(7)	(13)	(32)
Interest expense, net of interest capitalized	603	340	1,324	1,055
Depreciation and amortization expenses	410	365	1,190	1,087
Income tax expense (1)	23	7	46	6
EBITDA	2,143	1,714	4,872	3,536

Other expense (income) (2)	3	1	(9)	3
Gain on sale of controlling interest (3)	—	—	—	(3)
Equity investment impairment and recovery losses	—	13	—	8
Restructuring charges and other initiative expenses	2	—	5	5
Impairment and credit losses (recoveries) (4)	—	—	6	(7)
Adjusted EBITDA	$2,148	$1,728	$4,874	$3,542

Total revenues	$4,886	$4,160	$12,724	$10,569

APCD	13,316,981	12,011,593	37,836,007	34,953,919
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$83.37	$84.01	$61.44	$40.62
Adjusted EBITDA per APCD	$161.25	$143.88	$128.81	$101.36
Adjusted EBITDA Margin	44.0%	41.5%	38.3%	33.5%

(1) These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating (income) expense. The amount excludes income tax expense, included in the EBITDA calculation above.
(3) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except shares and per share data. Reported Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,111	$1,009	$2,325	$1,420
Loss on extinguishment of debt and inducement expense (1)	323	38	456	81
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (2)	2	2	5	5
Gain on sale of controlling interest (3)	—	—	—	(3)
PortMiami tax on sale of noncontrolling interest (4)	(3)	—	(3)	10
Silver Whisper deferred tax liability release (5)	—	—	—	(26)
Restructuring charges and other initiative expenses	2	—	5	5
Equity investments impairment and recovery of losses	—	17	—	12
Impairment and credit losses (recoveries) (6)	—	—	6	(7)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$1,435	$1,066	$2,794	$1,497

Earnings per Share - Diluted (7)	$4.21	$3.65	$8.91	$5.24
Adjusted Earnings per Share - Diluted (8) (9)	$5.20	$3.85	$10.16	$5.52

Weighted-Average Shares Outstanding - Diluted	264	282	280	284

(1) For 2024, includes $119 million of inducement expense related to the partial settlement of our 6.00% convertible notes due 2025.
(2) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(3) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents adjustments to tax impacts on the 2023 PortMiami sale of noncontrolling interest. For 2023, represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other expense in our consolidated statements of comprehensive income (loss).
(5) For 2023, represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(6) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(7) Diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $169 million for the nine months ended September 30, 2024, and $20 million and $68 million for the quarter and nine months ended September 30, 2023, respectively. For the quarter ended September 30, 2024 the impact of our convertible notes was anti-dilutive.
(8) Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $13 million and $51 million, and $20 million and $68 million for the quarter and nine months ended September 30, 2024, and 2023 respectively.
(9) Weighted-Average Shares Outstanding - Diluted - for the quarter ended September 30, 2024, includes the add-back of 14.7 million shares that are anti-dilutive for diluted EPS purposes, but included for adjusted diluted EPS.